Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Stanley Works 2009 Long Term Incentive Plan as amended March 12, 2010 of Stanley Black & Decker, Inc. (formerly The Stanley Works) (the “Company”) of our reports dated February 19, 2010, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended January 2, 2010, and the effectiveness of internal control over financial reporting of the Company filed with the Securities and Exchange Commission.

                                                                                                                                /s/ Ernst & Young LLP

Hartford, Connecticut
March 12, 2010